Exhibit (d)(6)

PRIVATE AND CONFIDENTIAL

July 21, 2015

Millennial Media, Inc.

2400 Boston Street, Suite 300

Baltimore, Maryland 21224

Attn: Michael G. Barrett, President and CEO

Re:	Exclusivity Agreement Amendment No.1

Ladies and Gentlemen:

Reference is made to that certain Exclusivity Agreement (the “Agreement”), dated as of June 9, 2015, by and between AOL Inc. (together with its successors and assigns, “AOL”) and Millennial Media, Inc. (“Millennial Media”). AOL acknowledges that its exclusive right to negotiate with Millennial Media regarding the Proposed Transaction under the Agreement terminated on July 17, 2015. Millennial Media recognizes that AOL’s continued evaluation and negotiation of the Proposed Transaction requires the expenditure of additional time, effort and resources, both internal and external, by AOL. In consideration for, among other things, the willingness of AOL to devote such time, effort and resources in connection with the pursuit of the Proposed Transaction, the parties, intending to be legally bound, hereby agree to amend the Agreement as follows (this “Amendment”):

1. Amendment. The second sentence of paragraph 1(d) of the Agreement is hereby amended and restated in its entirety as follows:

“Until August 20, 2015, notwithstanding the expiration of the Exclusivity Period, Millennial Media agrees to promptly (and in no event later than the end of the next business day) notify AOL of the receipt of any communication from a third party regarding any Alternative Transaction. The foregoing notification requirement shall only apply to the initial communication from each third party received after the date of Amendment No. 1 to the Agreement, and not to ongoing communications should Millennial Media engage in discussions with such third-party.”

2. Effectiveness of this Amendment. Upon the execution of this Amendment by the parties hereto, the Agreement shall be amended and supplemented in accordance herewith, and this Amendment shall form a part of the Agreement for all purposes. Except for the amendment set forth herein, the text of the Agreement shall remain unmodified and in full force and effect in accordance with its terms.

3. Captions; Defined Terms. Section captions used in this Amendment are for convenience only, and shall not affect the construction of this Amendment. Capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to them in the Agreement.

4. Governing Law; Venue. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts laws). Each party (a) irrevocably consents and submits to the jurisdiction of the state courts (and if state courts are not available, federal courts) located in the State of Delaware (the “Chosen Courts”) for purposes of any action, suit or proceeding arising out of or relating to this Amendment; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth on the signature page of this Amendment shall be effective service of process for any action, suit or proceeding brought against such party; (c) irrevocably waives any objection to venue of proceeding arising out of or relating to this Amendment in any Chosen Court; (d) agrees not to claim that any proceeding relating to this Amendment that is brought in any Chosen Court has been brought in an inconvenient forum; and (e) agrees that monetary damages would not be a sufficient remedy for any breach of this Amendment and that the non-breaching party shall be entitled to equitable relief, including an injunction and specific performance, as a remedy for any such breach, and that such remedy shall not be deemed to be the exclusive remedy for a breach by either party of this Amendment but shall be in addition to all other remedies available at law or in equity.

5. Counterparts. This Amendment may be executed and delivered (including, without limitation, by facsimile transmission or PDF) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

If you are in agreement with the terms of this Amendment, please sign this Amendment in the space provided below and return an executed copy to AOL, upon which this Amendment will be a binding agreement between us.

AOL INC.

By:	/s/ Mark Roszkowski
	Name:	Mark Roszkowski
	Title:	SVP, Head of Corporate Development

Address:	770 Broadway, 4th Floor
New York, NY 10003

ACCEPTED AND AGREED
as of this 21st day of July, 2015:

MILLENIAL MEDIA, INC.

By:	/s/ Michael Barrett
	Name:	Michael Barrett
	Title:	President and CEO

Address:	150 W. 22nd St., 12th Floor
New York, NY 10011

[Signature page to Exclusivity Agreement Amendment No. 1]